Exhibit 99.1

For Immediate Release Contact: Melissa Thompson Vice President, Corporate Communications (703) 387-3377	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) (703) 435-6293

Interstate Hotels & Resorts Reports Second-Quarter Results

Company Terminates Intercompany Agreement with MeriStar Hospitality

     ARLINGTON, Va., August 4, 2004—Interstate Hotels & Resorts (NYSE: IHR), the nation’s largest independent hotel management company, today reported results for the second quarter ended June 30, 2004.

Second-Quarter Results

     For the 2004 second quarter, net loss was $(2.7) million, or $(0.09) per diluted share, compared to a net loss of $(0.5) million, or $(0.02) per diluted share, in the same period a year earlier. Included in the 2004 second quarter results are losses on discontinued operations of $(1.0) million related to the sale of BridgeStreet Corporate Housing Worldwide’s Toronto operations, which is made up of operating losses of $(0.3) million and asset write offs and restructuring charges of $(0.7) million.

     Adjusted EBITDA in the 2004 second quarter, excluding non-recurring items, special charges and discontinued operations, was $6.4 million, compared to $7.4 million in the 2003 second quarter. Net income, excluding non-recurring items, special charges and discontinued operations, was $1.3 million, or $0.04 per share, for the 2004 second quarter, compared to $0.8 million, or $0.04 per share, for the like period in 2003. Had Interstate presented the losses of

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$(0.3) million from its Toronto operations in its operating results, the company’s Adjusted EBITDA, excluding non-recurring items and special charges, and net income, excluding non-recurring items and special charges, still would have exceeded consensus analysts’ estimates for the 2004 second quarter.

     Total revenue, excluding other revenue from managed properties (reimbursable costs), was $46.5 million in the 2004 second quarter, compared to $45.6 million in the 2003 second quarter.

     Same-store revenue per available room (RevPAR) for all managed hotels improved 7.4 percent to $74.37 from the prior year’s second quarter. Occupancy rose 2.3 percent to 70.8 percent, and average daily rate (ADR) increased 4.9 percent to $105.03.

     Same-store RevPAR for all full-service managed hotels improved 7.7 percent to $79.77 in the 2004 second quarter. Occupancy increased 2.0 percent to 70.8 percent, and ADR rose 5.6 percent to $112.71.

     Same-store RevPAR for all select-service managed hotels improved 5.6 percent to $57.76, with occupancy increasing 3.3 percent to 70.9 percent and ADR rising 2.2 percent to $81.45.

     During the second quarter, Interstate was selected to manage the 350-suite Residence Inn in New York, N.Y. and the 149-room Marriott in Ghent, Belgium.

     The statement of operations for the 2004 second quarter includes the following non-recurring items and special charges:

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•	$3.3 million of severance payments in the form of stock and cash to the company’s former chief executive officer, Paul W. Whetsell;

•	$1.1 million of intangible assets written off related to the termination of four management contracts with MeriStar Hospitality Corporation (NYSE: MHX) as a result of the sale of those properties;

•	$0.6 million for legal and accounting fees related to a potential merger/acquisition of a company with a significant portfolio of hotels. These costs were expensed during the second quarter of 2004, when the company determined that the transaction would not be consummated.

BridgeStreet

     Interstate’s BridgeStreet subsidiary had a strong second quarter, especially in such major markets as New York, Chicago and Washington, D.C. “We continue to focus on major markets where we have our largest presence, as well as on expanding our Licensed Global Partners Program,” Steve Jorns said. “During the quarter, we achieved significant improvements in our average daily rate. The pace of recovery in the corporate housing market is picking up, reflecting increased activity in relocations and extended assignments, which are primary sources of business.”

     On June 1, BridgeStreet sold its Toronto operations, including 257 leased units, to MSB Furnished Suites, a newly formed company that combined three leading corporate apartment operators into the largest corporate housing provider in Canada. The Toronto operations had

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incurred significant operating losses since 2003 primarily due to long-term lease commitments which could not be adjusted to fit demand.

     In exchange for these operations, the buyer assumed Interstate’s obligations, including the long-term lease commitments. MSB Furnished Suites signed a Licensed Global Partner agreement with BridgeStreet, and its 900 units in Toronto and Ottawa will come into the program. “The sale is consistent with our goal of focusing on larger markets and reduces our exposure to long-term lease commitments,” Jorns said.

Termination of Intercompany Agreement with MeriStar Hospitality

     Following the close of the second quarter, Interstate and MeriStar Hospitality Corporation agreed to terminate the intercompany agreement that had been in place between the two companies since 1998. Under the agreement, Interstate had the right of first refusal to manage certain hotels acquired by MeriStar, and MeriStar had the right of first refusal to acquire any hotels to be acquired by Interstate.

     “The termination of the intercompany agreement allows us to acquire real estate without limitations and is one more positive step toward the pursuit of our strategic growth initiatives,” Jorns noted. “The companies no longer share common executives, and Paul Whetsell, chairman and chief executive officer of MeriStar, is our only remaining common director and chairman. MeriStar and Interstate will continue to maintain a strong contractual relationship going forward.”

     Interstate will continue to manage more than 70 hotels for MeriStar under long-term agreements. In connection with the termination of the intercompany agreement, Interstate has

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agreed to grant MeriStar certain termination rights with respect to hotels that compete with hotels in which Interstate invests, as well as approximately one to two other hotels annually, with the payment of a reduced termination fee. In addition, termination fees owed by MeriStar to Interstate will now be paid over 48 months, rather than the previously contracted 30 months.

Interstate Hotel Investors Fund

     “After examining several strategic alternatives, we are moving forward with the formation of a proprietary investment fund to acquire hotels,” Jorns said. “We believe the timing is right to acquire hotel real estate, which is an integral part of our strategy to diversify our earnings base. We envision a fund that will acquire approximately $500 million to $600 million in hotel real estate over the next 12 to 18 months.”

Shelf Registration Statement

     Interstate expects to file a Form S-3 shelf registration statement registering up to $150 million of debt securities, preferred stock, common stock and warrants. The registration statement will include the 6,313,324 shares of the company’s common stock held by CGLH Partners I, LP and CGLH Partners II, LP, which are beneficially owned by certain Interstate directors. The CGLH partnerships have the right to include their shares in the registration statement pursuant to a registration rights agreement they executed with the company at the time of its July 2002 merger with Interstate Hotels Corporation.

     These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any

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state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws or any such state.

Capital Structure

     The company is in negotiations to refinance its senior secured credit facility and subordinated term loan into a new senior secured credit facility in order to lower Interstate’s average cost of debt and provide the capital and flexibility to acquire hotels through joint ventures. The new credit facility is expected to provide Interstate with approximately $50 million of un-drawn debt capacity.

     This transaction was originally expected to close during the first quarter of 2004. However, Interstate delayed its completion for approximately six months to pursue other strategic alternatives. The transaction is expected to be completed by the end of the 2004 third quarter.

Key Financial Information

     On June 30, 2004, Interstate had:

•	Total cash of $2.5 million

•	Total debt of $90.0 million, consisting of $46.3 million of senior debt, $40.0 million of subordinated debt and a $3.7 million non-recourse promissory note

•	Average cost of debt of 7.65 percent

Outlook and Guidance

     “We are becoming more confident in the strength of the hotel recovery every day,” Jorns said. “Excluding MeriStar Hospitality assets held for sale, Interstate forecasts a 7.0 to 8.0 percent increase in RevPAR for the 2004 third quarter, with higher improvements in ADR than

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in occupancy. For the year, excluding MeriStar Hospitality assets held for sale, Interstate forecasts a 6.0 to 7.0 percent increase in RevPAR.”

     For the 2004 third quarter, Interstate expects to incur non-recurring charges and special items of $2.8 million related to management contract costs the company expects to be written off in conjunction with the sale of seven properties owned by MeriStar Hospitality Corporation. These charges are expected to be the primary reason for a projected net loss in the range of $(0.7) million to $(0.0) million, or $(0.02) to $(0.00) per share, for the 2004 third quarter reporting period. Forecasted net income for the 2004 third quarter, excluding anticipated non-recurring items and special charges, is between $1.1 million and $1.8 million, or $0.04 to $0.06 per share. Interstate’s third quarter 2004 Adjusted EBITDA estimate, excluding anticipated non-recurring items and special charges, is in the range of $6.2 million to $7.2 million.

     For full-year 2004, Interstate expects net losses in the range of $(2.8) million to $0.0 million, or $(0.09) to $0.00 per share. Interstate expects net income, excluding non-recurring items, special charges and discontinued operations, in the range of $6.1 million and $8.7 million, or $0.20 to $0.28 per share. Interstate continues to expect Adjusted EBITDA, excluding anticipated non-recurring items, special charges and discontinued operations, of $27.0 million to $31.0 million for the full year.

     Interstate will hold a conference call to discuss its second-quarter results today, August 4, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Second-Quarter Conference Call. Interested parties also may listen to an archived webcast of the conference call on the Web site, or via telephone until midnight on Tuesday, August 10, 2004, by dialing (800) 405-2236, reference number 11002391.

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A replay of the conference call will be posted on Interstate Hotels & Resorts’ Web site through September 4, 2004.

     Interstate Hotels & Resorts operates approximately 270 hospitality properties with more than 60,000 rooms in 40 states, the District of Columbia, Canada, Russia, Portugal and Belgium. BridgeStreet Corporate Housing Worldwide, an Interstate Hotels & Resorts’ subsidiary, is one of the world’s largest corporate housing providers, offering approximately 3,100 upscale, fully furnished corporate housing units throughout the United States, the United Kingdom, France and 39 additional countries through its network partners. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.

Non-GAAP Financial Measures

     Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that we believe are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted EBITDA and net income, excluding non-recurring items, special charges and discontinued operations. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.

Adjusted EBITDA

     A significant portion of our non-current assets consists of intangible assets. Of those intangible assets, the costs of our management contracts are amortized over their remaining terms. Because depreciation and amortization are non-cash items, management and many

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industry investors believe the presentation of Adjusted EBITDA is useful to management and to investors. Adjusted EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization, equity in earnings of affiliates, minority interests and discontinued operations. We believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful for evaluating our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management also uses Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions. We also believe that the rating agencies and a number of lenders use Adjusted EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use Adjusted EBITDA as a measure.

Adjusted EBITDA and Net Income, Excluding Non-recurring Items, Special Charges and Discontinued Operations

     We define Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations, as Adjusted EBITDA excluding the effects of certain charges, transactions and expenses incurred in connection with events management believes are not reasonably likely to recur or have a continuing effect on our ongoing operations. Non-recurring items, special charges and discontinued operations include merger and integration costs, restructuring expenses, severance payments, gain on refinancing, asset impairments and other write-offs and the operating results of our discontinued operating units.

     Similarly, we define net income (loss), excluding non-recurring items, special charges and discontinued operations as net income (loss) without the effects of those same charges, transactions and expenses. We believe that Adjusted EBITDA and net income (loss), excluding

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non-recurring items, special charges and discontinued operations, are useful performance measures because including these non-recurring items, special charges and discontinued operations may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include non-recurring items, special charges and discontinued operations may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA and net income (loss), excluding non-recurring items, special charges and discontinued operations because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.

     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the impact of the events of September 11, 2001, the aftermath of the war with Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2003.

Interstate Hotels & Resorts, Inc.
Historical Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ending		Six Months Ending
	June 30,		June 30,
	2004	2003	2004	2003
Revenue:
Lodging revenue	$848	$932	$1,571	$1,768
Management fees	14,968	15,398	28,646	29,763
Corporate housing	27,555	26,323	51,805	50,282
Other revenue	3,102	2,947	6,354	6,829

	46,473	45,600	88,376	88,642
Other revenue from managed properties	206,831	212,105	400,981	424,602

Total revenue	253,304	257,705	489,357	513,244
Operating expenses by department:
Lodging expenses	566	664	1,084	1,284
Corporate housing	21,903	21,396	42,285	41,627
Undistributed operating expenses:
Administrative and general	17,626	16,160	35,090	34,896
Depreciation and amortization	2,338	3,618	4,733	8,259
Merger and integration costs	—	606	—	2,470
Restructuring charges	3,312	—	3,439	—
Asset impairments and other write-offs	1,698	801	6,191	801

	47,443	43,245	92,822	89,337
Other expenses from managed properties	206,831	212,105	400,981	424,602

Total operating expenses	254,274	255,350	493,803	513,939

Net operating income (loss)	(970)	2,355	(4,446)	(695)
Interest expense, net	1,568	2,517	3,290	4,825
Equity in losses of affiliates	165	218	941	566
Gain on refinancing	—	—	—	(13,629)

Income (loss) from continuing operations before minority interests and income taxes	(2,703)	(380)	(8,677)	7,543
Income tax expense (benefit)	(996)	(325)	(3,444)	2,627
Minority interests expense (benefit)	(29)	(7)	(75)	161

Income (loss) from continuing operations	(1,678)	(48)	(5,158)	4,755
Loss from discontinued operations	(973)	(439)	(1,237)	(814)

Net income (loss)	$(2,651)	$(487)	$(6,395)	$3,941

Basic earnings (loss) per share:
Continuing operations	$(0.06)	$(0.00)	$(0.17)	$0.23
Discontinued operations	$(0.03)	$(0.02)	$(0.04)	$(0.04)

Basic earnings (loss) per share	$(0.09)	$(0.02)	$(0.21)	$0.19

Diluted earnings (loss) per share:
Continuing operations	$(0.06)	$(0.00)	$(0.17)	$0.23
Discontinued operations	$(0.03)	$(0.02)	$(0.04)	$(0.04)

Diluted earnings (loss) per share	$(0.09)	$(0.02)	$(0.21)	$0.19

Weighted average shares outstanding (in thousands):
Basic	30,587	20,609	30,328	20,593
Diluted(1)	30,828	20,972	30,569	21,226
Reconciliations of Non-GAAP financial measures
Net income (loss)	$(2,651)	$(487)	$(6,395)	$3,941
Depreciation and amortization	2,338	3,618	4,733	8,259
Interest expense, net	1,568	2,517	3,290	4,825
Equity in losses of affiliates	165	218	941	566
Gain on refinancing	—	—	—	(13,629)
Discontinued operations	973	439	1,237	814
Income tax expense (benefit)	(996)	(325)	(3,444)	2,627
Minority interests expense (benefit)	(29)	(7)	(75)	161

Adjusted EBITDA(2)	1,368	5,973	287	7,564
Merger and integration costs	—	606	—	2,470
Restructuring charges	3,312	—	3,439	—
Asset impairments and other write-offs	1,698	801	6,191	801

Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations(2)	$6,378	$7,380	$9,917	$10,835

Net income (loss)	$(2,651)	$(487)	$(6,395)	$3,941
Adjustments to net income (loss), net of income taxes:
Merger and integration costs	—	364	—	1,482
Restructuring charges	1,987	—	2,063	—
Asset impairments and other write-offs	1,020	481	3,715	481
Gain on refinancing	—	—	—	(8,177)
Discontinued operations	973	439	1,237	814
Minority interest	(38)	(8)	(50)	118

Net income (loss), excluding non-recurring items, special charges and discontinued operations(2)	$1,291	$789	$570	$(1,341)

Basic earnings (loss) per share, excluding non-recurring items, special charges and discontinued operations	$0.04	$0.04	$0.02	$(0.07)
Diluted earnings (loss) per share, excluding non-recurring items, special charges and discontinued operations	$0.04	$0.04	$0.02	$(0.06)
Weighted average shares outstanding (in thousands):
Basic	30,587	20,609	30,328	20,593
Diluted (1)	31,015	20,609	30,781	21,226
Same-store hotel operating statistics:
Full-service hotels:
Occupancy	70.8%	69.4%	68.2%	66.6%
ADR	$112.71	$106.69	$111.88	$107.55
RevPAR	$79.77	$74.04	$76.34	$71.63
Select-service hotels:
Occupancy	70.9%	68.6%	67.0%	65.3%
ADR	$81.45	$79.69	$80.64	$79.22
RevPAR	$57.76	$54.68	$54.05	$51.76

Outlook Reconciliation(3)	Forecast
	Three months	Year ending
	ending	December
	Sept 30, 2004	31, 2004
Net income (loss)	$(350)	$(1,450)
Depreciation and amortization	2,400	9,550
Interest expense, net	1,725	6,400
Equity in losses of affiliates	325	1,600
Discontinued Operations	—	1,237
Minority interests expense (benefit)	35	75
Income tax expense (benefit)	(185)	(792)

Adjusted EBITDA(2)	3,950	16,620
Restructuring charges	—	3,440
Asset impairments and other write-offs	2,750	8,940

Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations(2)	$6,700	$29,000

Net income (loss)	$(350)	$(1,450)
Adjustments to net income (loss), net of income taxes:
Restructuring charges	—	2,460
Asset impairments and other write-offs	1,800	6,390
Discontinued Operations		1,237
Minority Interest	—	—

Net income, excluding non-recurring items, special charges and discontinued operations(2)	$1,450	$7,400

Earnings per share excluding non-recurring items and special charges	$0.05	$0.24

(1)	Diluted share count will only differ from basic share count when there is income for the period presented, to prevent anti-dilution of earnings per share. However minority interests that are dilutive are included in diluted shares even in periods of loss.

(2)	See discussion of Adjusted EBITDA and net income and Adjusted EBITDA and net income, excluding non-recurring items, special charges and discontinued operations located in the in the “Non-GAAP Financial Measures section, described earlier in this press release.

(3)	Our outlook reconciliation uses the mid-point of our estimates of Adjusted EBITDA, excluding non-recurring items, special charges and discontinued operations